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                                                                    EXHIBIT 11.3

                           EDUCATIONAL MEDICAL, INC.

             COMPUTATION OF HISTORICAL NET INCOME (LOSS) PER SHARE

                                                                                    THREE MONTHS
                                                   YEAR ENDED                      ENDED JUNE 30,
                                     --------------------------------------   -------------------------
                                        1994          1995          1996         1995          1996
                                     -----------   -----------   ----------   -----------   -----------
Primary and fully diluted:
  Weighted average common stock and
     common stock equivalents
     outstanding during the
     period(1).....................    1,647,662     1,647,662    4,346,477     1,647,662     4,674,557
  Effect of common stock
     equivalents issued subsequent
     to August 7, 1995 computed in
     accordance with the treasury
     stock method as required by
     the SEC(2)....................       12,629            --       79,834            --       126,538
                                     -----------   -----------   ----------   -----------   -----------
                                       1,660,291     1,647,662    4,426,311     1,647,662     4,801,095
                                     ===========   ===========   ==========   ===========   ===========
Net income (loss)..................  $(1,561,305)  $(1,428,376)  $   79,424   $   (62,119)  $    65,511
                                     ===========   ===========   ==========   ===========   ===========
Net income (loss) per share of
  common stock.....................  $      (.94)  $      (.87)  $      .02   $      (.04)  $       .01
                                     ===========   ===========   ==========   ===========   ===========

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(1) Common stock equivalents were antidilutive in 1994 and 1995, therefore, they were not included in the computation of weighted average shares outstanding for such periods. Cheap stock is included as outstanding for all periods even though the effect is to reduce loss per share in 1994 and 1995.
(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, Common Stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.